Exhibit 10.1

Summary of Compensation Arrangements for Named Executive Officers of Tompkins Financial Corporation

The three major components of the Company’s executive officer compensation are (i) base salary, (ii) annual bonus and (iii) long-term, equity based incentive awards. Following is a description of the compensation arrangements that were approved by the Independent Directors at the April 20, 2010, meeting of the Company’s Board of Directors, upon recommendation of the Compensation Committee for the Company’s Named Executive Officers, which officers were determined by reference to the Company’s Proxy Statement on Schedule 14-A, filed April 7, 2010 (the “2010 Proxy”).

Base Salary

On April 20, 2010, the Board of Directors approved the following base salary rate adjustments, effective retroactively for pay dates after April 1, 2010, for the following Named Executive Officers:

Stephen S. Romaine	$435,000
James W. Fulmer	$285,000
Francis M. Fetsko	$245,000
Gerald J. Klein, Jr.	$230,000
Gregory J. Hartz	$223,000

Named Executive Officers are also entitled to: (i) Company-sponsored matching contributions on salary deferral pursuant to the Company’s Investment and Stock Ownership Plan, (ii) amounts paid pursuant to the profit sharing portion of the Company’s Investment and Stock Ownership Plan and the Company’s Employee Stock Ownership Plan, (iii) taxable amounts of applicable life insurance premiums paid on the executive’s behalf by the Company and (iv) certain perquisites, which include such items as personal use of Company-owned vehicle and club dues.